Putnam Global Income Trust, October 31, 2006, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the year ended October 31, 2006, Putnam Management has
assumed $1,785 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

Item 61 Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


72DD1 		Class A 4,681
      		Class B   857
      		Class C   124

72DD2		Class M 1,191
		Class R	  5
		Class Y	146

73A1		Class A 0.648
		Class B 0.556
		Class C 0.558

74A2		Class M 0.620
		Class R 0.621
		Class Y 0.677

74U1		Class A 7,194
		Class B 1,261
		Class C   224

74U2		Class M 1,825
		Class R	 10
		Class Y   208

74V1		Class A 12.12
		Class B 12.08
		Class C 12.09

74V2		Class M 12.04
		Class R 12.12
		Class Y 12.13

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.